Exhibit 96.2

CONSENT OF EXPERT

ERME ENRIQUEZ

I, Erme Enriquez, in connection with the filing of Starcore International Mines Ltd.’s Annual Report on Form 20-F for the year ended April 30, 2022, consent to:

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the filing and use of the technical report summary titled “S-K 1300 Technical Report Summary San Martin Mine” (the “Technical Report Summary”), dated June 28, 2022 and with effective date April 30, 2022, as an exhibit to and referenced in the Form 20-F or any amendment or supplement thereto;

•	the use of and references to our name in connection with the Form 20-F or any amendment or supplement thereto and any such Technical Report Summary;
•

the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 20-F or any amendment or supplement thereto.

Date: July 29, 2022

/s/ “Erme Enriquez”
Erme Enriquez C.P.G., BSc, MSc